UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No. _______ )

Check the appropriate box:

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Preliminary Information Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[X]

Definitive Information Statement

LEXARIA CORP.
Name of Registrant As Specified In Its Charter

Payment of Filing Fee (Check the appropriate box):

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No fee required.

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Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)

Title of each class of securities to which transaction applies:

(2)

Aggregate number of securities to which transaction applies:

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)

Proposed maximum aggregate value of transaction:

(5)

Total fee paid:

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Fee paid previously with preliminary materials.

[   ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)

Amount Previously Paid:

(2)

Form, Schedule or Registration Statement No.:

(3)

Filing Party:

(4)

Date Filed:

LEXARIA CORP.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

We Are Not Asking You for a Proxy and You are Requested Not to Send Us a Proxy

The annual meeting of shareholders (the “Meeting”) of Lexaria Corp. (the "Corporation") will be held on April 25, 2007 at 10:00 a.m. (pacific time) at Suite 604 - 700 West Pender Street, Vancouver, British Columbia for the following purposes:

1.

to elect directors to serve the Corporation for the ensuing year and until their successors are elected;

2.

to ratify Vellmer & Chang, Chartered Accountants, as the Corporation's auditors for 2007;

3.

to approve the Corporation’s 2007 equity incentive stock option plan (the “Plan”); and

4.

to transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The board of directors of the Corporation (the “Board”) has fixed the close of business day on April 5, 2007 as the record date for determining shareholders entitled to notice and to vote at the Meeting or any adjournment thereof. Only shareholders of record of the Corporation's common stock at the close of business day on April 5, 2007 are entitled to notice of and to vote at the Meeting and any adjournments thereof.

As at April 5, 2007, the number of shares of common stock of the Corporation issued and outstanding and entitled to be voted at the Meeting is 21,582,000. The Corporation is not asking for a proxy from any shareholder.

In addition, you may obtain information about the Corporation from documents filed by the Corporation with the Securities and Exchange Commission (the “SEC”), copies of which are available by contacting the Corporation. In addition, the same can be obtained at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information electronically filed with the SEC. We encourage you to read this entire document carefully.

By Order of The Board of Directors:

/s/Chris Bunka

Chairman of the Board

April 3, 2007

Item 1.

Information Required by Items of Schedule 14A.

Date, Time and Place Information

The Meeting will be held on April 25, 2007 at 10:00 a.m. (pacific time) at Suite 604 - 700 West Pender Street, Vancouver, British Columbia.

The Corporation is not asking for a proxy from any shareholder. The Board has a sufficient number of votes committed to the election of the directors, the ratification of the appointment of the independent auditors and approval of the Plan. Therefore, it is not necessary that the Board solicit proxies from the shareholders of the Corporation.

Voting Securities and Principal Holders Thereof

The Board has fixed the close of business day on April 5, 2007 as the record date for determining shareholders entitled to notice and to vote at the Meeting or any adjournment thereof.

As at April 5, 2007, the number of shares of common stock of the Corporation issued and outstanding and entitled to be voted at the Meeting is 21,582,000.

Security ownership of certain beneficial owners

The following table sets forth, as of April 5, 2007, as to each class of equity securities of the Corporation or any of its parents or subsidiaries, the beneficial owners of more than five percent.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Fountain Capital Corp. 1180 Berry Point Road, Nanaimo, British Columbia, Canada	1,100,000	5.10%
Stuart Gray 980 Skeena Drive Kelowna, British Columbia, Canada	1,300,000	6.02%
Ben Jenks 198 Strickland Street Nanaimo, British Columbia, Canada	1,166,800	5.41%

(1)

The percentage of Shares is based on 21,582,000 Shares issued and outstanding as of April 5, 2007.

Security ownership of certain beneficial owners and management

The following table sets forth, as of April 5, 2007, as to each class of equity securities of the Corporation or any of its parents or subsidiaries, including directors’ qualifying shares, beneficially owned by all directors, the named executive officers as defined in Item 402(a)(2) of Regulation S-B, and directors and executive officers of the Corporation as a group. The table also sets forth, the total number of shares beneficially owned and the percent of the class so owned.

The persons named below may be deemed to be a parent and promoter of the Corporation within the meaning of such terms under the Securities Act, by virtue of their direct and indirect stock holdings.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Christopher Bunka(3)	1,966,800(2)	9.11%
Leonard MacMillan(4)	250,000(5)	1.16%
All Officers and Directors, as a Group (2 persons)	2,216,800	10.27%

(1)

The percentage of Shares is based on 21,582,000 Shares issued and outstanding as of April 5, 2007, and excludes stock options and excludes warrants to purchase shares.

(2)

This figure includes 1,166,800 Shares issued on November 9, 2006 in a conversion of debt transaction but does not include Shares to be issued upon exercise of 1,166,800 warrants held by Mr. Bunka or 400,000 incentive stock options to be granted to him under the Plan. Mr. Bunka holds 1,166,800 warrants and will be granted 400,000 incentive stock options under the Plan.

(3)

Mr. Bunka has been a director, Chairman of the Board, President, CEO of the Corporation since October 26, 2006. On February 14, 2007, he was appointed as CFO of the Corporation.

(4)

Mr. MacMillan has been a director of the Corporation since December 10, 2004. From December 10, 2004 to October 26, 2006, he also served as President of the Corporation. He is currently Vice President of Corporate Development since October 26, 2006.

(5)

This figure does not include Shares to be issued upon exercise of 200,000 incentive stock options to be granted to him under the Plan. Mr. MacMillan will be granted 200,000 incentive stock options under the Plan.

Changes in Control

To the knowledge of management, there are no present arrangements which may result in a change in control of the Corporation.

Directors and Executive Officers

Legal Proceedings

As at April 5, 2007:

1.

the Corporation is not a party to any pending legal proceeding;

2.

none of the Corporation’s property is the subject of a pending legal proceeding; and

3.

no director, officer or affiliate of the Corporation, owner of record or beneficial owner of more than 5% of any class of voting securities of the Corporation, or security holder is a party adverse to the Corporation or has a material interest adverse to the Corporation.

Directors, executive officers, promoters and control persons

Each of the Corporation’s directors is elected by stockholders to a term of one year and services until his or her successor is elected and qualified.

Each of the Corporation’s officers is appointed by the board of directors of the Corporation for a term of one year and services until his or her successor is duly elected and qualified, or until he or she is removed from the office.

The board of directors has no nominating, auditing or compensation committees.

The following table sets forth information pertaining to the Corporation’s directors, executive officers:

Name	Age	Position held with the Corporation	Date First Elected or Appointed	Other Reporting Company Directorship
Christopher Bunka	45	Director Chairman of the Board President CEO CFO	October 26, 2006 October 26, 2006 October 26, 2006 October 26, 2006 February 14, 2007	Golden Aria Corp.
Leonard MacMillan	57	Director VP of Corporate Development	December 10, 2004 October 26, 2006	Trend Technology Corporation

The following is a brief account of the education and business experience of each director and executive officer during at least the past five years, indicating each persons’ principal occupation during the period and the name and principal business of the organization by which he was employed.

Christopher Bunka

Mr. Bunka has served as one of the Corporation’s directors, chairman, president and CEO since October 26, 2006. On February 14, 2007, he was appointed as CFO of the Corporation.

Mr. Bunka has devoted approximately 30% of his professional time to the business and intends to continue to devote this amount of time in the future, or more as required. Mr. Bunka’s education included participation in an MBA program, specializing in Finance.

Since 1988, Mr. Bunka has been the CEO of CAB Financial Services Ltd., a private holding Corporation located in Kelowna, Canada. He is a venture capitalist and corporate consultant. He is also a business commentator and has provided business updates to Vancouver radio station, CKWX, from 1998 to present. He has also written business and investment articles published in various North American publications.

Mr. Bunka is also the CEO, CFO and Chairman of the board of directors of Golden Aria Corp. (“Golden Aria”), (symbol GARA-OTC). Golden Aria is a natural resources exploration and development Corporation.

From 1999 to 2002, Mr. Bunka was the President and CEO of Secure Enterprise Solutions (symbol SETP-OTC) (formerly Newsgurus.com, symbol NGUR-OTC). The Corporation subsequently changed its name to Edgetech Services and trades on the OTC with the symbol EDGH. Newsgurus.com was a web-based media Corporation. Secure Enterprise Solutions moved into Internet-based computer security products and services and was subsequently purchased by Edgetech Services.

Leonard MacMillan

Mr. MacMillan has been a director of the Corporation since December 10, 2004. From December 10, 2004 to October 26, 2006, he also served as President of the Corporation. He is currently Vice-President of Corporate Development since October 26, 2006.

Mr. MacMillan has devoted approximately 25% of his professional time to the business and intends to continue to devote this amount of time in the future, or more as required.

Mr. MacMillan was educated in Vancouver, Switzerland and Belgium. His primary education is in the filed of marketing, corporate finance and communications.

Mr. MacMillan is an experienced businessman with over 20 years of experience in providing solutions to complex financial marketing and communications to early stage private and public companies. Mr. MacMillan has worked in a variety of business sectors, assisting in the raising of growth capital through a network of high net-worth individuals, investment bankers and brokerage firms throughout Canada, USA Europe and Asia.

Mr. MacMillan works closely with management and directors to achieve the financial access necessary for the Corporation to realize the success of the Corporation’s business model. Mr. MacMillan has operated as principal, director and or managing director of Leonard MacMillan & Associates, Lentec Capital Corporation and Resources Management Associates.

Since April, 2004 he has been the CFO/Secretary and director of Trend Technology Corporation a mineral exploration Corporation that began trading on the OTCBB July 25, 2006, symbol “TRET”. On February 12, 2007 Mr. MacMillan became the sole director, President and Chief Executive Officer.

Significant Employees

There is no employee of the Corporation who is not an executive officer but who is expected by the Corporation to make a significant contribution to the business.

Family Relationships

There are no family relationships among directors or executive officers of the Corporation.

Involvement in Certain Legal Proceedings

None of the directors, executive officers, promoters or control persons of the Corporation have, during the past five years, been involved in any of the following:

1.

any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.

any conviction in a criminal proceeding or being subject to a pending criminal proceeding, excluding traffic violations and other minor offences;

3.

being subject to any order, judgement, or decree, not subsequently reversed, suspended or vacated of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

4.

being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Transactions with Related Persons, Promoters and Certain Control Persons

Since the beginning of the Corporation’s last fiscal year, there have been no transactions, or any currently proposed transactions, in which the Corporation was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Corporation’s total assets at year end for the last three completed fiscal years, and in which any related person had or will have a direct or indirect material interest other than the following:

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires the directors, officers, beneficial owner of more than 10% of any class of equity securities of the Corporation to file with the SEC initial statement of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of shares in the common stock and other equity security on Form 3, 4 and 5 respectively. The above-mentioned persons are required by the SEC to furnish the Corporation with copies of all Section 16(a) reports filed.

To the best of management’s knowledge, all persons mentioned above have filed the required reports in a timely manner.

Conflict of Interest

Some of the directors and officers of the Corporation are or may become directors or officers of other similar companies engaged in mineral exploration. In this regard, properties may be offered to both the Corporation and these other companies, which could result in the director or officer having a conflict of interest. In order to avoid the possible conflict of interest which may arise between the directors’ duties to the Corporation and their duties to the other companies on whose boards they serve, the directors and officers of the Corporation have agreed to the following:

1.

the potential conflict of interest would be declared and the director or officer would abstain from voting on any matter in which he/she has a potential conflict.

2.

participation in other business ventures offered to the directors will be allocated between the various companies and on the basis of prudent business judgment and the relative financial abilities and needs of the companies to participate;

3.

no commissions or other extraordinary consideration will be paid to such directors and officers; and

4.

business opportunities formulated by or through other companies in which the directors and officers are involved will not be offered to the Corporation except on the same or better terms than the basis on which they are offered to third party participants.

Code of Ethics

Management has adopted a code of ethics in compliance with Item 406 of Regulation S-B that applies to the chief executive officer, chief financial officer, principal accounting officer or controller, or persons performing similar functions. The Corporation undertakes to provide by mail to any person without charge, upon request, a copy of such code of ethics if and when the Corporation receives the request in writing by mail to:

Lexaria Corp.

#604 – 700 West Pender Street

Vancouver, British Columbia, Canada V6V 1G8

(604) 602 - 1675

Audit Committee and Audit Committee Financial Expert

At present the Corporation does not have a separately designated standing audit committee. The entire board of directors is acting as the Corporation’s audit committee (the “Audit Committee”), as specified in section 3(a)(58)(b) of the Exchange Act.

At present the Corporation does not have an audit committee financial expert serving on the Audit Committee. The Corporation is a start-up company and has realized limited revenue from its business operations. However, the Corporation is seeking to locate a financial expert for the Audit Committee.

Executive Compensation

The following table sets forth the summary of executive compensation of the Corporation’s President, Chief Executive Officer, Chief Financial Officer and Vice-President of Business Development.

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation(1)		Pay- outs
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation(2)	Securities Under Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Pay- outs	All Other Compen- sation
Christopher Bunka Director, Chairman, President, CEO, CFO	2006	$Nil(1)	Nil	$Nil	Nil	Nil	Nil	Nil
Leonard MacMillan Director, Vice -President	2006	$13,500(2)	Nil	$Nil	Nil	Nil	Nil	Nil

(1)

Beginning October 26, 2006 pursuant to a consulting agreement of the same date, Mr. Bunka will receive compensation at the rate of $2,500 per month

(2)

Beginning February 1, 2006 pursuant to a consulting agreement of the same date, Mr. MacMillan will receive compensation at the rate of $1,500 per month. As of Oct 23, 2006, the compensation was revised to the rate of $2,500 per month.

The Corporation has not entered into any employment agreements with any of its directors or executive officers. There are no arrangements or plans in which the Corporation provides pension, retirement or similar benefits for directors or executive officers. The directors and executive officers may receive incentive stock options under the Plan at the discretion of the board of directors. The Corporation does not have any material bonus or profit sharing plans pursuant to which cash or non cash compensation is or may be paid to the directors or executive officers, except that incentive stock options may be granted at the discretion of its board of directors.

The Corporation does not has a formal plan for compensating the directors for their service in their capacity as directors. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of board of directors. The board of directors may award special remuneration to any director undertaking any special services on behalf of the Corporation other than services ordinarily required of a director.

PROPOSAL 1 – ELECTION OF DIRECTORS

There are two nominees, namely Christopher Bunka and Leonard MacMillan, for the two director positions that are authorized pursuant to the Corporation’s constating documents as of the date of the Meeting. Each of the nominees is currently serving as a director of the Corporation and each has agreed to serve as a director of the Corporation if elected. The current Board recommends a vote in favor of each named nominees.

Change in and Disagreements with Accountants on Accounting and Financial Disclosure

On July 25, 2006, the Corporation dismissed its former accountants, Staley, Okada & Partners (the “Former Accountants”), which dismissal was approved by the board of directors of the Corporation held on the same date.

The Former Accountants’ report on the financial statements of the Corporation for the fiscal years since incorporation of the Corporation did not contain any adverse opinion or disclaimer of opinion or was modified as to uncertainty, audit scope, or accounting principles.

There were no disagreements with the Former Accountants, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the Former Accountants’ satisfaction, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

The Former Accountants did not advise the Corporation with respect to any matters stated in Item 304(a)(1)(B) of Regulation S-B under the Securities Act (“Regulation S-B”).

The Corporation engaged its new accountants, Vellmer & Chang (the “New Accountants”) on July 25, 2006 to audit the Corporation’s financial statements for the fiscal year ended October 31, 2006 and to conduct review engagements on the Corporation’s quarterly financial statements on an ongoing basis thereafter.

Prior to engaging the New Accountants, the Corporation did not consult with the New Accountants with respect to any matters stated in Item 304(a)(2) of Regulation S-B.

The Corporation has requested the Former Accountants to furnish a letter (the “Letter”) addressed to the SEC stating whether it agrees with the statements made by the Corporation and, if not, stating the respect in which it does not agree.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF AUDITORS

The Board has selected the firm of Vellmer & Chang to audit the financial statements of the Corporation for the fiscal year ending October 31, 2007, and has directed that its selection of independent auditors be submitted for ratification by the shareholders at the Meeting. In the event of a negative vote on ratification by the shareholders at the Meeting, the Board will reconsider its selection.

Vellmer & Chang has served as the auditors for the Corporation for the fiscal year ending October 31, 2006. Representatives of Vellmer & Chang have been invited to attend but are unable to be physically present. However, it is expected that they will be available by telephone at the Meeting. They will have the opportunity to make a statement if they desire to do so, and to respond to appropriate questions.

The Board seeks the shareholders’ approval and ratification of Vellmer & Chang as independent auditors of the Corporation.

2007 EQUITY INCENTIVE PLAN

The purpose of the Plan is to secure for the Corporation and its shareholders the benefit of incentive inherent in share ownership by the directors and employees of the Corporation and its affiliates who, in the judgment of the board, will be largely responsible for the Corporation’s future growth and success. Management anticipates that the Plan will aid in retaining and encouraging directors and employees of exceptional ability because of the opportunity offered them to acquire a proprietary interest in the Corporation.

The participants under the Plan will be ‘Eligible Employees’ which includes officers and directors of the Corporation or any of its affiliate, whether or not they have a written employment contract with the Corporation or any of its affiliate, as determined by the Board as well as certain ‘Service Providers’ as that term is defined in the Plan.

The Plan reserves up to two million shares of the Corporation for issuance under the Plan with the following terms:

1.

the aggregate number of shares reserved for issuance to insiders of the Corporation under the Plan shall not exceed 10% of the Corporation’s outstanding issue of shares from time to time;

2.

the aggregate number of shares reserved for issuance to insiders of the Corporation under the Plan within any one-year period shall not exceed 10% of the Corporation’s outstanding issue of shares from time to time; and

3.

the aggregate number of shares reserved for issuance to any one insider of the Corporation under the Plan within any one-year period shall not exceed 5% of the Corporation’s outstanding issue of shares from time to time.

The following sets forth the amounts that will be received by or allocated to each of the following under the Plan.

Name and Position	Amount and Nature of Beneficial Ownership
Christopher Bunka President, CEO and CFO	400,000
Leonard MacMillan Vice President of Corporate Development	200,000
Peter Philipchuck	100,000
Executives Group (2 persons)	600,000

PROPOSAL 3 – APPROVAL OF THE PLAN

The Board seeks shareholder approval of Plan, which reserves up to 2,000,000 shares in the common stock of the Corporation available to be issued by way of incentive stock option to eligible employees of the Corporation. Of the 2,000,000 available, the Corporation is at this time issuing incentive stock options in the amount of 400,000 to Christopher Bunka, President, CEO and CFO; 200,000 to Leonard MacMillan, Vice President of Corporate Development; and 100,000 options to Peter Phillipchuk, a consultant to the Corporation.

Item 3.

Interest of Certain Persons in or Opposition to Matters to be Acted Upon.

There are no substantial interests, direct or indirect, by security holdings or other wise, of each of the following persons in any matter to be acted upon, other than elections to office:

1.

each person who has been a director or officer of the Corporation at any time since the beginning of the last fiscal year;

2.

each nominee for election as a director of the Corporation; and

3.

each associate of any of the foregoing persons;

except the two directors, namely Christopher Bunka and Leonard MacMillan, who will receive incentive stock options under the Plan.

No director of the Corporation has informed the Corporation in writing of the intention to oppose any action to be taken at the Meeting.

Item 4.

Proposals by Security Holders.

There were no proposals accompanied by notice of intention to present the proposal for action at the Meeting submitted to the Corporation by any security holders of the Corporation.

 Item 5.

Delivery of Documents to Security Holders Sharing an Address.

Recent Changes in the regulations regarding the delivery of copies of information statements and annual reports to shareholders permit the Corporation to send one information statement and annual report and proxy statement to multiple shareholders who share the same address under certain circumstances, unless otherwise requested. This practice is known as "house holding". If a shareholder sharing an address who now receives only one copy of the Corporation's annual report and information statement per household wishes to receive separate copies of these materials, then the shareholder should contact the Corporation at 604-602-1675. If a shareholder of record sharing an address who currently receives multiple copies of the Corporation's annual report and information statement wishes to receive only one copy of the materials per household in the future, then the shareholder should also contact the Corporation by mail or telephone as instructed above.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Meeting. If any other matters are properly brought before the Meeting, it is the intention of the directors to recommend to the shareholders present to vote on such matters in accordance with their best judgment.

ANNUAL REPORT

The Corporation elects to submit a copy of its Form 10-KSB filed with the Commission on February 5, 2007, to the shareholders in lieu of an annual report. The Form 10-KSB is available on the web site of Edgar-Online at http://www.edgar.com and the web site of the SEC at http://www.sec.gov. Copies may also be obtained directly from the Corporation by mail or telephone request.

SIGNATURES

Lexaria Corp.

Date: April 3, 2007

/s/Chris Bunka

                                                                                                                       Chairman of the Board